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                                                                    EXHIBIT 3.17

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                              QUANTA SERVICES, INC.

         Quanta Services, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

         1. The Certificate of Designation of Series A Convertible Preferred Stock of the Corporation is hereby amended by deleting the first sentence of Section 3(b) thereof in its entirety so that Section 3(b) reads in its entirety as follows:

                  "(b) Election of Directors. The directors of the Corporation shall be elected as follows:

                                    i.       A majority of the outstanding
                  shares of Series A Preferred Stock and the shares of Common Stock issued upon conversion thereof (the "Conversion Shares") (to the extent permitted by applicable law) held by UtiliCorp, voting exclusively and as a separate class, shall be entitled to elect two of the total number of directors of the Corporation, subject to the limitations set forth in subsections 3(b)(ii), (iv) and (v) below.

                                    ii.      In the event that the ratio of the
                  total number of shares of Common Stock owned by UtiliCorp (on an as-converted basis) to the total number of shares of Common Stock outstanding, assuming full conversion of all securities and full exercise of all outstanding rights, options and warrants to acquire Common Stock (such ratio, "UtiliCorp's Fully Diluted Ownership Ratio") is equal to or greater than 30%, then a majority of the outstanding shares of Series A Preferred Stock and the Conversion Shares (to the extent permitted by applicable law) held by UtiliCorp, voting exclusively and as a separate class, shall be entitled to elect three of the total number of directors of the Corporation.

                                    iii.     To the extent any nominee of the
                  holders of the Series A Preferred Stock is not an officer of

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                  UtiliCorp, the Board of Directors of the Corporation shall have the right to approve such nominee, such approval is not to be unreasonably withheld. Only the holders of the Series A Preferred Stock and the Conversion Shares (to the extent permitted by applicable law) shall be entitled to remove from office such directors nominated by the holders of the Series A Preferred Stock and the Conversion Shares (to the extent permitted by applicable law) or to fill any vacancy caused by the resignation, death or removal of such directors.

                                    iv.      In the event that UtiliCorp's Fully
                  Diluted Ownership Ratio (A) is less than 10% or (B) UtiliCorp sells or otherwise disposes of at least 50%, but less than 75%, of the total number of shares of Common Stock owned by it on the Original Issue Date (on an as-converted basis), then a majority of the outstanding shares of Series A Preferred Stock and the Conversion Shares (to the extent permitted by applicable law) held by UtiliCorp shall only be entitled (voting exclusively and as a separate class) to elect one of the total number of directors of the Corporation.

                                    v.       In the event that (A) UtiliCorp's
                  Fully Diluted Ownership Ratio is less than 5% or (B) UtiliCorp sells or otherwise disposes of 75% or more of the total number of shares of Common Stock owned by it (on an as-converted basis), then a majority of the outstanding shares of Series A Preferred Stock and the Conversion Shares (to the extent permitted by applicable law) held by UtiliCorp shall have no right (voting exclusively and as a separate class) to elect any directors to the Board of Directors.

                                    vi.      The holders of Limited Vote Common
                  Stock, voting together as a single class, shall be entitled to elect one member of the Board of Directors, but shall not otherwise be entitled to vote in the election of directors of the Corporation. Only holders of Limited Vote Common Stock shall have the right to remove from office such director or to fill any vacancy caused by the resignation, death or removal of such director.

                                    vii.     Except as provided in Sections
                  3(b)(i), (ii), (iii) and (iv) above, the holders of Common Stock and the holders of Series A Preferred Stock, voting together as a single class, shall be entitled to elect all members of the Board of Directors."

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         2.       The Certificate of Designation of Series A Convertible
Preferred Stock of the Corporation is hereby amended by deleting the final parenthetical clause of Section 3(c)(v) so that Section 3(c)(v) reads in its entirety as follows:

                  "(v). Amend the Corporation's Certificate of Incorporation or Bylaws or the organizational documents of a subsidiary of the Corporation (including the filing of a certificate of designation), in each case as amended, or file with any governmental authority any resolution of the Board of Directors containing in each case any provisions which would adversely affect or otherwise impair the voting powers, preferences or other special rights or privileges, qualifications, limitations or restrictions of the Series A Preferred Stock."

         3. The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Quanta Services, Inc. has caused this Certificate to be executed by Dana A. Gordon, its Vice President and General Counsel, on this 10th day of February, 2003.

                                  QUANTA SERVICES, INC.

                                  By /s/ DANA A. GORDON
                                     -------------------------------------------
                                     Name:   Dana A. Gordon
                                     Office: Vice President and General Counsel

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